Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in Registration Statements No. 333-12976 and 333-113054 on Form S-8 of our reports dated February 24, 2006 relating to the financial statements of Ivanhoe Energy Inc. (which audit report expresses an unqualified opinion on the financial statements and includes a separate report titled Comments By Independent Registered Chartered Accountants for U.S. Readers on Canada - U.S. Reporting Differences referring to conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, changes in accounting principles that have a material effect on the comparability of the Company’s financial statements, and changes in accounting principles that have been implemented in the financial statements) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ivanhoe Energy Inc. for the year ended December 31, 2005.
(signed) “Deloitte & Touche LLP”
Deloitte & Touche LLP
Independent Registered Chartered Accountants
Calgary, Alberta, Canada
March 15, 2006